Exhibit (s)

Calculation of Filing Fees Tables

Form N-2

(Form Type)

RiverNorth Managed Duration Municipal Income Fund, Inc.

(Exact Name of Registration as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	—	—	—	—	—	—	—	—	—	—	—	—
Fees Previously Paid	Equity	Common Shares, $0.0001 par value (2)
	Equity	Preferred Shares, $0.0001 par value (2)
	Other	Subscription Rights for Common Shares (2)
	Other	Subscription Rights for Preferred Shares (2)
	Other	Subscription Rights for Common Shares and Preferred Shares (2)

	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457	(o)			$400,000,000	$0.0000927	$37,080
Carry Forward Securities
Carry Forward Securities	—	—	—		—	—	—	—	—	—	—	—	—

Total Offering Amounts	$400,000,000	$0.0000927	$37,080
Total Fees Previously Paid	$400,000,000	$0.0000927	$37,080
Total Fee Offsets			—
Net Fee Due			$0.00

(1)	Estimated pursuant to Rule 457(o) of the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee. The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the sale by the Registrant of the securities registered under the registration statement.

(2)	There is being registered hereunder an indeterminate principal amount of common or preferred stock or subscription rights to purchase common stock, preferred stock or common and preferred stock as may be sold, from time to time. In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $400,000,000.